UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2022

Mesa Air Group, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	001-38626	85-0302351
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

410 North 44th Street, Suite 700, Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

(602) 685-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, no par value	MESA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment to United CPA

Mesa Air Group, Inc. (the “Company”) today announced that its wholly owned subsidiary, Mesa Airlines, Inc. (“Mesa”), entered into the Third Amended and Restated Capacity Purchase Agreement with United Airlines, Inc. (“United”) (as amended and restated, the “United CPA”), dated as of December 27, 2022, which amends and restates that certain Second Amended and Restated Capacity Purchase Agreement, dated as of November 4, 2020, with United (as theretofore amended).  The United CPA provides, among other things, for the following amended terms:

•	The addition of up to 38 CRJ-900 aircraft to be operated by Mesa on behalf of United under the United CPA, dependent on the number of E-175 aircraft Mesa is operating;
•	An increase in rates to cover the Company’s pilot pay increases instituted in September 2022, effective through September 2025;
•	United to be responsible for all costs associated with converting the CRJ-900 aircraft for operation in United’s network;
•	Terms providing that United may remove from the scope of the United CPA the CRJ-900 aircraft, subject to certain notice and other requirements;
•	United’s existing utilization waiver for Mesa’s operation of E175LL Covered Aircraft (as defined in the United CPA) to be extended to December 31, 2023;
•	The extension of certain existing monthly operational performance incentives; and
•

An agreement by Mesa to not enter into new regional air carrier service agreements until the earlier to occur of January 1, 2026 and 180 days following the satisfaction of a Performance Milestone (as defined in the United CPA), excluding the Company’s existing agreement with DHL, as amended.

In consideration for entering into the United CPA and providing the revolving line of credit discussed below, the Company has agreed to (i) grant United the right to designate one individual (the “United Designee”) to be appointed to the Company’s board of directors, and (ii) issue to United shares of our common stock equal to 10.0% of the Company’s issued and outstanding shares on a fully diluted basis as of the date of such issuance (the “United Shares”).  United’s board designee rights will terminate at such time as United’s equity ownership in the Company falls below 5.0%.

The United Shares will be issued pursuant to an equity purchase agreement, which will contain customary representations, warranties, covenants and indemnities for such a transaction, including preemptive rights relating to the issuance of any equity securities by the Company.  The Company will also enter into a definitive registration rights agreement with United, granting United customary demand registration rights in respect of publicly registered offerings of the Company, subject to usual and customary exceptions and limitations.

The foregoing description of the United CPA, the equity purchase agreement, the registration rights agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of such documents, which we expect to file as exhibits to our Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2022, subject to any applicable requests for confidential treatment with respect to certain portions of such agreements.

Revolving Line of Credit

In connection with the above-referenced Amendment to the United CPA, United has agreed to purchase and assume, pursuant to an Assignment and Assumption Agreement (the “Assignment”), all of CIT Bank’s (“CIT”) rights and obligations under Mesa’s and Mesa Air Group Airline Inventory Management, L.L.C.’s existing Credit and Guaranty Agreement with CIT, which is guaranteed by the Company (the “Existing Agreement”).   In connection with the effectiveness of the Assignment, the Existing Agreement will be amended (as so amended, the “Amended Credit Facility”) to, among other things, (i) extend the Revolving Loan Maturity Date (as defined in the Amended Credit Facility) from the earlier to occur of November 30, 2028 or the date of the termination of the United CPA; (ii) provide for a revolving loan of $10.0 million plus certain other fees (the “Effective Date Bridge Loan”), which will be due and payable on January 31, 2024, subject to certain mandatory prepayment requirements; (iii) provide for Revolving Commitments (as defined in the Amended Credit Facility) equal to $30.7 million (inclusive of the amount outstanding under such facility as of the effective date of the Assignment) plus the original principal amount of the Effective Date Bridge Loan; (iv) amortization of the obligations outstanding under the Existing Agreement commencing the last business day of each fiscal quarter commencing the fiscal quarter ending March 31, 2025; and (v) a covenant capping Restricted Payments (as defined in the Amended Credit Facility) at $5.0 million per fiscal year, a consolidated interest and rental coverage ratio of 1.00 to 1.00 covenant, measured at the end of each fiscal quarter, and a Liquidity (as defined in the Amended Credit Facility) requirement of not less than $15.0 million at close of any business day.  Amounts borrowed under this facility bear interest at 3.50% for Base Rate Loans and 4.50% per annum for Term SOFR Loans (as each term is defined in the Amended Credit Facility.  Amounts borrowed under the Amended Credit Facility will be secured by a collateral pool consisting of a combination of expendable parts, rotable parts and engines and a pledge of the Company’s stock in certain aviation companies.  United funded $25.5 as of the closing date for general corporate purposes.

The foregoing description of the Assignment and Existing Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of such documents, which we expect to file as exhibits to our Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2022, subject to any applicable requests for confidential treatment with respect to certain portions of such agreements.

Engine Sale and Purchase Agreement

On December 27, 2022, the Company entered into an Engine Sale and Purchase Agreement with United (the “Engine Sale Agreement”).  The Engine Sale Agreement provides for the sale by the Company to United of 30 GE aircraft engines, with gross proceeds of approximately $80.0 million.  The Company expects the net proceeds from this sale to be approximately $53.5 million.  The closing of the sale of each engine is subject to certain customary closing deliverables, including delivery of bills of sale and delivery receipts, confirmation of engine location, termination of any existing liens, and other deliverables customary for transactions of this type.

The foregoing description of the Engine Sale and Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which we expect to file as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2022, subject to any applicable requests for confidential treatment with respect to certain portions of such agreement.

The description of the AA Amendment (as defined below) is incorporated by reference into this Item 1.01.

Item 1.02.  Termination of Material Definitive Agreement.

As previously report by the Company, Mesa entered into Amendment No. 11 (the (“AA Amendment”) to the Amended and Restated Capacity Purchase Agreement with American Airlines, Inc. (“American”), dated November 19, 2020 (as amended, the “American CPA”).  The Amendment provides for the termination and wind-down of the American CPA by April 3, 2023, at which time all Covered Aircraft (as defined in the American CPA) will be removed from the American CPA.  Mesa will begin to place aircraft operated under the American CPA with United in March 2023.

Under the terms of the AA Amendment, during the Wind-down Period (i) the Company will continue to receive a fixed minimum monthly amount per aircraft covered by the American CPA, plus additional amounts based on the number flights and block hours actually flown during each month, subject to adjustment based on the Company’s controllable completion rate and certain other factors, and (ii) American agreed not to exercise any termination or withdrawal rights under the American CPA if Mesa fails to meet certain operational performance targets for the three (3) consecutive month period ending January 31, 2023.

Provided Mesa complies with the terms of the American CPA during the Wind-down Period and no Material Breach (as defined in the American CPA) has occurred, American has also agreed to waive Mesa’s failure to meet certain past operational performance targets and other requirements, which triggered termination and withdrawal rights for American pursuant to the terms of American CPA.

The Amendment provides for liquidated damages (the “Liquidated Damages Claim”) payable by Mesa to American in the event of a Material Breach (as defined in the American CPA) of the American CPA or a repudiation by Mesa of its obligations under the American CPA.

So long as Mesa has not caused any Material Breaches during the Wind-Down Period, then immediately upon the expiration thereof, the parties have agreed to execute a written mutual release of claims and acknowledgment that no Material Breaches have occurred under the American CPA (including, without limitation, any Liquidated Damages Claim).

The foregoing description of the AA Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the AA Amendment, which we expect to file as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2022, subject to applicable requests for confidential treatment with respect to certain portions of the AA Amendment.

Item 2.02 Results of Operations and Financial Condition.

On December 29, 2022, the Company issued a press release announcing its financial and operating results for its fiscal year ended September 30, 2022. A copy of the press release is furnished as Exhibit 99.1 to this report.

In accordance with General Instruction B.2 of Form 8-K, the information in this “Item 2.02 Results of Operations and Financial Condition” section of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description

99.1	Press Release, dated December 29, 2022, issued by Mesa Air Group, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Air Group, Inc.

Date: December 29, 2022	By:	/s/ Brian S. Gillman
Brian S. Gillman
Executive Vice President and General Counsel